Exhibit 10.1

MIRANT CORPORATION STOCK OPTION AWARD AGREEMENT

This Stock Option Award (this “Award”) is made as of January 13, 2006, by MIRANT CORPORATION, a US corporation, (the “Company”) to [EXECUTIVENAME] (“Executive”).

W I T N E S S E T H:

WHEREAS, the Company entered into an employment agreement with Executive, dated as of [DATE] (the “Agreement”) providing for the grant to Executive of options to purchase the common stock (“Common Stock”) of the Company (“Stock Options”) upon the Company’s emergence from bankruptcy protection; and

WHEREAS, pursuant to the terms of the Agreement, the Compensation Committee of the Board of Directors of the Company (the “Board”) has granted to Executive an award of Stock Options to promote Executive’s long-term interests in the success of the Company;

NOW THEREFORE, the Company awards Stock Options to Executive pursuant to the following terms and conditions:

1.             Stock Option Award.  Subject to the terms and conditions contained herein and in the Agreement, the Company hereby grants to the Executive under the Mirant Corporation 2005 Omnibus Incentive Compensation Plan (the “Plan”) an award of [NUMBER OF OPTIONS] Stock Options, at an exercise price of [FMV STOCK PRICE] (the “Exercise Price”).  The Stock Options are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.  Each such Stock Option shall entitle Executive to purchase, upon payment of the Exercise Price, one share of Common Stock.  Capitalized terms used, but not otherwise defined, shall have the meaning set forth in the Plan and the Agreement.

2.             Vesting.  Except as provided in Section 5 below, the Stock Options shall vest and become transferable as follows:

a.     [VEST PERCENTAGE 1] of the Stock Options shall vest on [VEST DATE 1];

a.     [VEST PERCENTAGE 2] of the Stock Options shall vest on [VEST DATE 2];

b.     [VEST PERCENTAGE 3] of the Stock Options shall vest on [VEST DATE 3];

c.     [VEST PERCENTAGE 5] of the Stock Options shall vest on [VEST DATE 4].

3.             Term.  The Stock Options shall expire on the earlier of 10 years from the date of grant or the date specified for termination of such Stock Options, as provided in Section 5(c).

4.             Exercise, Payment and Other Conditions.  The Stock Options may be exercised in whole or in part to the extent vested.  The Executive may exercise the Stock Options by delivery to the Company of written notice providing:  (i) the name of Executive; (ii) the address to which Common Stock certificates are to be mailed; and (iii) the number of shares of Common Stock subject to the Stock Options to be exercised.  Prior to the delivery to Executive of any stock certificates, the Executive shall have paid to the Company the Exercise Price of all shares of Common Stock purchased pursuant to such exercise of the Stock Options as provided in this Award.  Payment of the exercise price shall be in (a) cash, (b) shares of Common Stock previously acquired by Executive, which have been held by Executive for such period of time, if any, as necessary to avoid the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Stock Options, (c) withholding of shares subject to the Stock Option, but only if such withholding would not result in the recognition of an expense under generally accepted accounting principles as a result of the exercise of the Stock Options, or (d) any combination thereof.  The value of shares surrendered or withheld for this purpose shall be the Fair Market Value as of the last trading day immediately prior to the exercise date.  To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Stock Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells shares on behalf of Executive and delivers cash sales proceeds to the Company in payment of the exercise price.

The Stock Options shall be considered exercised on the date the notice and payment are received by the Chairman of the Compensation Committee of the Board (“Compensation Committee”).  As promptly as practicable after receipt of such notice and payment, the Company shall deliver to Executive a certificate or certificates for the number of shares of Common Stock with respect to which the Stock Options have been so exercised, issued in Executive’s name.  Such delivery shall be deemed effected for all purposes when a stock transfer agent of the Company shall have deposited such certificate or certificates in the United States mail, addressed to Executive, at the address specified in the notice.

5.             Change in Employment Status.

a.             Termination Without Cause, Non-Renewal, for Good Reason, Death or Disability.  In the event of Executive’s termination of employment with the Company (regardless of whether such termination is in connection with a Change in Control (as defined in the Agreement)) (i) by the Company without Cause (as defined in the Agreement)), (ii) by reason of the failure of the Company to offer to renew the Agreement (as provided in the Agreement), (iii) by Executive for Good Reason (as defined in the Agreement) or (iv) as a result of Executive’s death or Disability (as defined in the Agreement), all Stock Options that have not already vested, as of the date of such termination shall vest immediately and become nonforfeitable.

b.             Termination for Cause, Voluntary Resignation Without Good Reason.  In the event that of Executive’s termination of employment with the Company (i) by the Company for Cause or (ii) by reason of Executive’s resignation from the Company for any reason other than Good Reason, all Stock Options that have not already vested as of the date of such termination shall be immediately forfeited by Executive and Executive shall have no further right or interest therein.

c.             Post-Termination Exercise. Upon termination of Executive’s employment as described in subsection (b) above, Executive shall have thirty (30 days from the date of termination to exercise any vested Stock Options, subject to earlier expiration of the Stock Option as provided in Section 3.  Upon termination of Executive’s employment for any reason other than that described in subsection (b) above, Executive shall have one year from the date of termination to exercise any Stock Options that are vested or become vested as of the date of Executive’s termination of employment, subject to earlier expiration of the Stock Option as provided in Section 3.

6.             Stockholder Rights.  Executive shall not have any of the rights of a stockholder with respect to the Stock Options, including the right to vote the Common Stock that will be issued upon the exercise of the Stock Options or to receive dividends or other distributions paid or made available with respect to Common Stock of the Company, unless and until such Stock Options are exercised and shares of Common Stock are issued to Executive.

7.             Withholding.  Executive shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction), which the Company is required to withhold at any time with respect to the Stock Options.  Such payment shall be made in full, at Executive’s election, in cash or check, by withholding from Executive’s next normal payroll check, or by the tender of shares of Common Stock previously owned by Executive.  Shares tendered as payment of required withholding shall be valued at the closing price per share of Common Stock on the date such withholding obligation arises.  Without limiting the foregoing, Executive may elect that any such withholding requirement be satisfied, in whole or in part, by having the Company withhold from the shares to be issued upon exercise of the Stock Options a number of shares of Common Stock having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

8.             Transferability.  Except as otherwise provided in this Section 8, the Stock Options shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise.  The Committee may, in its sole discretion, permit Executive to transfer the Stock Options, in whole or in part, to a spouse or lineal descendant (a “Family Member”), a trust for the exclusive benefit of Executive and/or Family Members, a partnership or other entity in which all the beneficial owners are Executive and/or Family Members, or any other entity affiliated with Executive that may be approved by the Compensation Committee (a “Permitted Transferee”).  Subsequent transfers of the Stock Options shall be prohibited except in accordance with this Section 8.  All terms and conditions of the Stock Options, including provisions relating to the termination of Executive’s employment with the Company, shall continue to apply following a transfer made in accordance with this Section 8.  Any attempted transfer of the Stock Options prohibited by this Section 8 shall be null and void.

9.             Adjustments.  In the event that the outstanding shares of Common Stock are subject to a stock split or changed into or exchanged for a different number or kind of shares or other securities of the Company or other corporation by reason of a merger, consolidation, reorganization, recapitalization, reclassification, combination of shares or a dividend payable in capital stock, or a similar corporate structural change, then the rights of the Executive shall be appropriately adjusted as to the number of shares of Common Stock subject to the Stock Options and/or as to the Exercise Price.  The granting of the Stock Options pursuant to this Award shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.

10.           Change in Control.  Subject to the provisions of Section 5 of this Award, the Compensation Committee, in its sole discretion, may at any time prior to, coincident with or after the time of a Change in Control:

(i)            provide for the acceleration of any vesting conditions relating to the exercise of the Stock Option or that the Stock Option may be exercised in full on or before a date fixed by the Committee;

(ii)           provide for the purchase of the Stock Option, upon Executive’s request, for an amount of cash equal to the amount, as determined by the Compensation Committee in its sole discretion, which could have been realized upon the exercise of the Stock Options had the option been currently exercisable; or

(iii)          cause the Stock Options then to be assumed, or new rights substituted therefore, by the surviving corporation in such Change in Control.

Any such actions shall be authorized by the Compensation Committee, whose determination as to what actions shall be taken and the extent thereof, shall be final.

11.           Agreement Provisions.  In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Agreement and in the Plan, which are incorporated herein by reference.  In the event of any conflict between the provisions of this Award or the Plan and the Agreement, the Agreement shall control.

12.           Notice.  Any written notice required or permitted by this Award shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company’s Senior Vice President – Administration at Company’s North American headquarters at 1155 Perimeter Center West, Atlanta, Georgia 30338 and to Executive at his most recent home address on record with the Company, with a copy to [NAME AND ADDRESS].  Notices are effective upon receipt.

13.           Miscellaneous.

(a)           Limitation of Rights.  The granting of this Award shall not give Executive any rights to similar grants in future years or any right to be retained in the employ or service of the Company or its subsidiary or interfere in any way with the right of the Company or any such subsidiary to terminate Executive’s services at any time, or the right of Executive to terminate his services at any time.

(b)           Severability.  If any term, provision, covenant or restriction contained in this Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(c)           Controlling Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Award shall be governed by, and construed in accordance with, the laws of the State of Georgia.

(d)           Arbitration.  Any dispute or controversy arising under or in connection with the Agreement or this Award or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to the Agreement or this Award and their respective advisors and representatives shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by Executive, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.  The Company shall reimburse Executive’s reasonable legal fees if he prevails on a material issue in an arbitration.

(e)           Construction.  This Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof, except that this Award shall be subject to the terms and conditions set forth in the Agreement.  There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

(f)            Headings.  Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Award or any provision hereof.

IN WITNESS WHEREOF, the undersigned Chairman and Chief Executive Officer executes this Award on behalf of the Company as of the day and year first set forth above.

MIRANT CORPORATION

By:
Its: Chairman and Chief Executive Officer